Exhibit 5.1

July 10, 2024

Sezzle Inc.
700 Nicollet Mall, Suite 640

Minneapolis, MN 55402

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am Interim General Counsel for Sezzle Inc., a Delaware corporation (the “Company”), and am providing to the Company this opinion in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”), registering under the Securities Act of 1933, as amended (the “Act”), the resale by the registered stockholders described therein of up to 244,087 shares of common stock, $0.00001 par value per share (the “Shares”), of the Company. The Shares consist of:

●	3,693 Shares (the “Option Shares”) that are issuable upon the exercise of outstanding options of the Company (the “Options”); and

●	240,394 Shares (the “Acquired Shares”) subsequently acquired by the Selling Stockholders after the date of such final prospectus in open market transactions and as a result of the vesting of restricted stock units of the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with this opinion, I have examined instruments, documents, certificates, and records that I have deemed relevant and necessary for the basis of our opinion, including: (1) the Registration Statement, including the exhibits thereto; (2) the Company’s Certificate of Incorporation, as amended to date; (3) the Company’s Bylaws; (4) resolutions of the Board of Directors of the Company; and (4) such other documents, corporate records, and instruments as I have deemed necessary and appropriate for purposes of rendering the opinions set forth herein. In such examination, I have assumed without verification (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; and (e) all Shares will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

1.	The Option Shares, when issued upon exercise of the Options in accordance with the terms of the Options upon the satisfaction of conditions set forth therein, will be validly issued, fully paid and nonassessable.

2.	The Shares, other than the Option Shares, are validly issued, fully paid, and non-assessable.

I am a member of the bar of the State of Tennessee and express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement.

Sincerely,

/s/ Kerissa Hollis
Kerissa Hollis, Esq.
Interim General Counsel